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                                   EXHIBIT 99

                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE

                                                                Patrick A. Kelly
                                                         Chief Financial Officer
                                                       (330) 742-0500, Ext. 2592


                   UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES
                         EARNINGS FOR THIRD QUARTER 2003

YOUNGSTOWN, Ohio (October 15, 2003) - United Community Financial Corp. (Nasdaq:
UCFC), holding company of The Home Savings and Loan Co. and Butler Wick Corp., today reported net income of $5.8 million, or $0.17 per diluted share, for the quarter ended September 30, 2003 compared to $5.2 million, or $0.16 per diluted share, for the third quarter of 2002. For the nine months ended September 30, 2003, net income was $17.8 million, or $0.55 per diluted share, compared with $15.5 million, or $0.48 per diluted share, for the nine months ended September 30, 2002.

"During the first nine months of 2003, United Community has continued to show a strong earnings trend, resulting in a total increase of 15% in earnings per share over the prior year," said Douglas M. McKay, Chairman and Chief Executive Officer of United Community. "At the same time, we have met market demands with record volumes of loan originations and sales, while growing our other loan portfolios to position ourselves for changes in the current interest rate environment."

Third Quarter Results

Net income increased $578,000 for the three months ended September 30, 2003 compared to the same period in 2002. Net interest income decreased by $865,000 and the provision for loan losses decreased by $179,000 during the same period. Additionally, noninterest income increased $3.8 million, which was partially offset by a $2.4 million increase in noninterest expense.

The decrease in net interest income is a result of decreases in interest rates on loans and securities, which was primarily offset by an increase in the average balance of securities and a lowering of interest rates on deposits. As a result of this activity, the net interest margin declined 10 basis points to 3.79% for the three months ended September 30, 2003.

The increase in noninterest income was primarily a result of increases in gains recognized on the sale of loans and securities, increases in commissions received and underwriting and investment banking income and an increase in other income. The increase in other income is mainly attributable to income recognized from an investment in bank owned life insurance. Due to the current interest rate environment, United Community has been selling new loan originations to help manage interest rate

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risk. United Community became active in the secondary market in 2001 and anticipates continuing to sell newly originated loans in the future.

Noninterest expense increased primarily as a result of increases in the market valuation of retention plan assets and a charge for post retirement medical benefits as a result of rising health care cost. In addition, provisions for bonuses and commissions earned rose as a result of increased underwriting and investment banking activity in the third quarter of 2003. Increases in occupancy and equipment and data processing expense, which were partially offset by a decline in the amortization of the core deposit intangible, also contributed to the increase in noninterest expense.

Year to Date Results

Net interest income for the nine months ended September 30, 2003 increased $806,000 and noninterest income increased $8.5 million over the same period in the previous year. These increases were partially offset by a $5.2 million increase in noninterest expense and a $991,000 increase in the provision for loan loss reserves.

The increase in net interest income for the nine months of fiscal 2003 compared to 2002 is primarily due to a decrease in interest expense on deposits, which is mostly related to a decrease in interest rates and a decrease in the average balance of certificates of deposit outstanding. This decrease was partially offset by a decline in interest earned on loans, as a result of a decrease in interest rates and a decrease in the average balance of loans, and decreases in interest earned on securities and other interest-earning assets.

Noninterest income increased for the nine months ended September 30, 2003 compared to the same period in 2002 as a result of increases in gains recognized on the sale of loans and securities, commissions earned and underwriting and investment banking income. These increases were partially offset by decreases in service fees and other income. The decrease in other income was predominately due to the acquisition of stock through the demutualization of Anthem in 2002, which Home Savings received and recorded in other income in 2002 as a result of Anthem being the health care provider for its employees.

Noninterest expense increased $5.2 million primarily as a result of increases in salaries and employee benefits and equipment and data processing. The increase in salaries and employee benefits is primarily related to a charge for post retirement benefits as a result of increased health care costs, personnel additions from the acquisition of Potters Financial Corporation (Potters) that occurred in the second quarter of 2002, an increase in the valuation of the Butler Wick retention plan and increases in bonus accruals. These increases were partially offset by decreases in the amortization of core deposit intangibles, related to the acquisitions of Industrial Bancorp and Potters, and other expense. The decline in other expense is predominately due to charges recognized in the first quarter of 2002 as a result of the early extinguishments of debt that did not reoccur in 2003. During 2002, United Community determined that it was advantageous to extinguish debt early and incur associated fees due to economic conditions and cash inflows from sales of loans.

Financial Condition

United Community's return on average assets and return on average equity were 1.19% and 8.58%, respectively, for the nine months ended September 30, 2003. The returns on average assets and average equity were 1.02% and 7.71%, respectively, for the nine months ended September 30, 2002.

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Total assets decreased by $10.6 million, or 0.53%, to $2.0 billion at September
30, 2003 compared with December 31, 2002. Loans increased $44.4 million, bank owned life insurance increased $20.3 million, securities increased $5.1 million, other assets increased $3.0 million and deposits declined $54.0 million. These changes were funded by decreases of $78.2 million in cash and cash equivalents, $3.4 million in loans held for sale and an increase of $33.4 million in other borrowed funds.

Net loans increased $44.4 million, or 3.0%, from December 31, 2002 to September 30, 2003. Home Savings had increases of $135.8 million in commercial real estate loans, $137.4 million in construction loans, $39.7 million in consumer loans and $796,000 in commercial loans. These increases were partially offset by a decrease of $276.3 million in one to four family real estate loans mainly as a result of the sale of approximately $90.4 million of fixed rate loans from the portfolio to help manage interest rate risk and continued refinancing activity in the portfolio as a result of the current interest rate environment. With this change in the composition of the loan portfolio from real estate loans to other portfolios, an increase of $5.4 million in nonperforming loans and current economic conditions, the allowance for loan losses increased $874,000, or 5.79%, to $16.0 million at September 30, 2003 compared to $15.1 million at December 31, 2002. The allowance for loan losses is monitored closely and may be increased or decreased depending on current data. The allowance for loan losses as a percentage of total loans increased to 1.04% at September 30, 2003 compared to 1.01% at December 31, 2002.

During the second quarter of 2003, Home Savings invested $20.0 million in bank owned life insurance, which represents insurance on the lives of certain employees where Home Savings is the beneficiary. Bank owned life insurance provides a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields. Increases in the Home Savings' policy cash value are tax deferred and death benefit proceeds received by Home Savings are tax-free.

Deposits decreased $54.0 million, or 3.65%, from December 31, 2002 to September 30, 2003. Decreases in Home Savings' deposits are mainly due to a $61.3 million decrease in certificates of deposit and a $20.3 million decline in NOW accounts, which was partially offset by a $27.6 million increase in savings accounts.

Other borrowed funds increased $33.4 million, or 15.91%, from December 31, 2002 to September 30, 2003. The increase consisted of increases in long term advances from the Federal Home Loan Bank (FHLB) of $12.2 million, short term FHLB advances of $8.7 million, $8.3 million in repurchase agreements and other short term borrowings as a result of bond positions entered into by Butler Wick.

Total shareholders' equity increased $4.4 million from December 31, 2002 to September 30, 2003, largely due to income for the year partially offset by treasury stock purchases and quarterly dividend payments. Tangible book value and book value as of September 30, 2003 were $7.03 and $8.12 per share, respectively.

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 34 full service banking offices and 5 loan production offices located throughout Northern Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage; capital markets and trust services throughout Northern Ohio and Western

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Pennsylvania. Additional information on United Community, Home Savings and
Butler Wick may be found on United Community's web site: www.ucfconline.com.

###

     When used in this Form 8-K or in United Community's press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings' market area, demand for investments in Butler Wick's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community's financial performance and could cause United Community's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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                        UNITED COMMUNITY FINANCIAL CORP.

                                                                As of              As of
                                                          September 30, 2003   December 31, 2002
                                                          ------------------   -----------------
                                                           (In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
   Cash and cash equivalents                                 $    32,734        $   110,936
   Securities                                                    247,384            242,328
   Federal Home Loan Bank stock                                   21,705             21,069
   Loans held for sale                                            42,470             45,825
   Loans                                                       1,537,735          1,493,312
   Allowance for loan losses                                     (15,973)           (15,099)
   Real estate owned                                                 546                994
   Goodwill                                                       33,593             33,593
   Core deposit intangible                                         4,065              5,101
   Bank Owned Life Insurance                                      20,253                 --
   Other assets                                                   55,069             52,072
                                                             -----------        -----------
         Total assets                                        $ 1,979,581        $ 1,990,131
                                                             ===========        ===========

LIABILITIES
   Deposits                                                  $ 1,427,882        $ 1,481,901
   Other borrowed funds                                          243,434            210,024
   Other liabilities                                              29,323             23,637
                                                             -----------        -----------
         Total liabilities                                     1,700,639          1,715,562

SHAREHOLDERS' EQUITY

      Preferred stock-no par value; 1,000,000 shares
         authorized and unissued at September 30, 2003                --                 --
      Common stock-no par value; 499,000,000 shares
         authorized; 37,804,457 and 37,803,269 issued,
         respectively                                            139,086            138,207
      Retained earnings                                          182,700            172,080
      Other comprehensive income                                   1,127              2,363
      Unearned compensation                                      (17,207)           (19,724)
      Treasury stock, at cost; 3,462,770 and
         2,558,214 shares, respectively                          (26,764)           (18,357)
                                                             -----------        -----------
         Total shareholders' equity                              278,942            274,569
                                                             -----------        -----------
         Total liabilities and shareholders' equity          $ 1,979,581        $ 1,990,131
                                                             ===========        ===========

   Book value per share                                      $      8.12        $      7.79
   Tangible book value per share                             $      7.03        $      6.69

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
                                                      Three Months Ended             Nine Months Ended
                                                         September 30,                  September 30,
                                                      2003          2002            2003            2002
                                                    -------       --------        --------        --------
                                                     (In thousands, except
                                                        per share data)

SELECTED EARNINGS DATA (UNAUDITED):

   Interest income                                  $27,045       $ 31,547        $ 85,091        $ 95,134
   Interest expense                                   9,515         13,152          30,923          41,772
                                                    -------       --------        --------        --------
   Net interest income                               17,530         18,395          54,168          53,362

   Provision for loan losses                            571            750           2,969           1,978
   Noninterest income:
      Commissions                                     3,923          3,189          11,012          10,248
      Service fees and other charges                  2,234          2,075           5,666           5,988
      Underwriting and investment banking               720             22           1,025             193
      Net gains (losses)
         Loans sold                                   2,449          1,309          10,888           4,758
         Securities                                     128           (490)            933            (180)
         Other                                           --            (89)            (45)           (254)
      Other income                                      849            481           1,965           2,149
                                                    -------       --------        --------        --------
         Total noninterest income                    10,303          6,497          31,444          22,902

   Noninterest expense:
      Salaries and employee benefits                 11,679          9,568          34,519          29,238
      Occupancy                                         968            818           2,713           2,369
      Equipment and data processing                   2,401          2,048           7,219           6,033
      Amortization of core deposit intangible           307            507           1,035           1,746
      Other noninterest expense                       3,014          3,032           9,766          10,704
                                                    -------       --------        --------        --------
         Total noninterest expense                   18,369         15,973          55,252          50,090

   Income before taxes                                8,893          8,169          27,391          24,196
   Income taxes                                       3,110          2,964           9,600           8,739
                                                    -------       --------        --------        --------
   Net income                                       $ 5,783       $  5,205        $ 17,791        $ 15,457
                                                    =======       ========        ========        ========


   Basic earnings per share                         $  0.18       $   0.16        $   0.56        $   0.48
   Diluted earnings per share                       $  0.17       $   0.16        $   0.55        $   0.48
   Dividends paid per share                         $ 0.075       $  0.075        $  0.225        $  0.225

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
                                                                   Three Months Ended   Three Months Ended  Three Months Ended
                                                                      September 30,          June 30,             March 31,
                                                                          2003                 2003                  2003
                                                                   ------------------   ------------------  ------------------
                                                                                          (In thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL
       CONDITION DATA (UNAUDITED):
    Net loans (including allowance for loan losses
       of $15,973, $16,278 and $15,584, respectively)                   $1,483,019           $1,494,086            $1,459,191
    Loans held for sale                                                     51,796               40,496                41,142
    Securities                                                             269,890              306,260               294,982
    Margin accounts                                                         14,106               14,255                14,382
    Other interest-earning assets                                           30,728               31,562                79,498
    Total interest-earning assets                                        1,849,539            1,886,659             1,889,195
    Total assets                                                         1,974,949            1,991,983             1,997,894
    Certificates of deposit                                                741,432              756,609               805,590
    Interest-bearing checking, demand and savings accounts                 645,213              659,000               644,270
    Other-interest bearing liabilities                                     235,520              235,362               210,250
    Total interest-bearing liabilities                                   1,622,165            1,650,971             1,660,110
    Noninterest-bearing deposits                                            61,379               59,130                59,105
    Total noninterest-bearing liabilities                                   73,255               66,165                63,073
    Total liabilities                                                    1,695,420            1,717,136             1,723,183
    Shareholders' equity                                                   279,529              274,847               274,711
    Common shares outstanding for basic EPS calculation                     31,440               31,253                31,669
    Common shares outstanding for diluted EPS calculation                   31,884               31,839                32,011


SUPPLEMENTAL LOAN DATA:
    Loans originated                                                    $  435,636           $  455,674            $  267,489
    Loans purchased                                                         52,428               68,818                37,726
    Loans sold                                                             163,290              213,633               113,649
    Loan chargeoffs                                                            889                1,172                   246
    Recoveries on loans                                                         13                   15                    35



                                                                           As of                 As of                As of
                                                                       September 30,           June 30,             March 31,
                                                                           2003                  2003                 2003
                                                                       -------------           --------             ---------
                                                                                   (In thousands, except employee data)
SUPPLEMENTAL DATA:

    Nonaccrual loans                                                    $   14,423           $   15,625            $   14,732
    Restructured loans                                                       1,923                1,952                 1,877
    Other real estate owned                                                    546                  519                 1,236
    Total nonperforming assets                                              16,892               18,096                17,845
    Loans serviced for others                                              615,352              577,716               436,782
    Number of full time equivalent employees                                   773                  776                   769
    Securities trading                                                      12,735               13,170                19,939
    Securities available for sale                                          234,649              274,709               290,101
    Federal Home Loan Bank stock                                            21,705               21,488                21,276


REGULATORY CAPITAL DATA:

    Tier 1 leverage ratio                                                    9.08                  8.78                  8.23
    Tier 1 risk-based capital ratio                                         10.96                 11.13                 11.63
    Total risk-based capital ratio                                          11.98                 12.13                 12.62